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                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For  information  contact:  Tom  Gelston,  Director - Investor  Relations
(203)222-5943

                   TEREX REPORTS DELAY IN RESTATEMENT PROCESS


         WESTPORT, CT, September 22, 2005 - Terex Corporation (NYSE:TEX) announced today that it will require additional time to complete the filing of its financial statements for the year ended December 31, 2004 and prior periods with the Securities and Exchange Commission ("SEC"). Terex had previously reported on September 15, 2005, that it would be filing the documents in the next several business days. However, Terex has now determined that additional items in its historical financial statements should be reviewed for completeness and accuracy.

         Terex has previously updated, in the press release dated September 9, 2005, management's expectations relative to the overall financial impact of the restatement on Terex. Based on management's current expectations and knowledge and consistent with this prior disclosure, the balance for stockholders' equity as of December 31, 2004 was approximately $1.1 billion. Additionally, Terex's management confirms that the restatement process and additional review does not impact the Company's current cash position or the Company's view of its future operational possibilities, including net income expectations, cash flow forecasts, and overall improvements in the business fundamentals.

         Commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer, "We are disappointed with the delay, but given the prior disclosure and following a voluntary meeting held with the SEC, we have chosen to review some historical items not included in our prior scope of work. We will continue to work diligently to complete the restatement process as soon as practicable."

Safe Harbor Statement

         The press release contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex's continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; Terex's ability to file its periodic reports with the SEC on a timely basis; the SEC investigation of Terex; Terex's ability to ensure that all intercompany transactions will be properly recorded; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. In addition, until the previously announced review by Terex of its accounts is concluded, no assurance can be given with respect to

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the financial statement adjustments, impacts and periods resulting from such review, nor can there be assurance that additional adjustments to the financial statements will not be identified. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments:
Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.































                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com